Apollo Group, Inc.
News Release

APOLLO GROUP, INC. ANNOUNCES BOARD MEMBER RESIGNATIONS

Phoenix, Arizona, May 4, 2007 ¯ Apollo Group, Inc. (Nasdaq:APOL) today announced the resignations of Hedy Govenar and John Blair from its Board of Directors, effective immediately after the Company files its delinquent financial reports, which are expected no later than May 25, 2007.

After such reports are filed, Ms. Govenar and Mr. Blair will serve on the Board of Directors for University of Phoenix and Western International University, respectively, both wholly-owned subsidiaries of Apollo Group.

“Hedy Govenar and John Blair have been critical assets to Apollo Group and we value their long-term dedication to the Company,” said Brian Mueller, President of Apollo Group. “We look forward to continuing to work with them in their new roles and will appreciate their contributions to our subsidiaries.”

Ms. Govenar has been a director of the Company since 1997 and Mr. Blair has served as director of the Company since 2000.

Neither Ms. Govenar nor Mr. Blair advised the Company of any disagreement with the Company on any matter relating to its operations, policies or practices. “We expect,” said Mr. Mueller, “that upon completion of the filing of our financial reports we will soon be able to complete our due diligence work on the various candidates for replacement of these Board members.”

The current members of the Company’s Board of Directors are: John G. Sperling, Founder and Acting Executive Chairman of Apollo Group; Brian Mueller, President of Apollo Group; Peter V. Sperling, Senior Vice President, Secretary and Treasurer of Apollo Group; Dino DeConcini, Vice President and Senior Associate of international business consulting firm, Project International, Inc.; K. Sue Redman, Senior Vice President and Chief Financial Officer of Texas A&M University; James R. Reis, Executive Vice President of GAINSCO, INC. and Founder and Managing Director of First Western Capital, LLC; and George Zimmer, Founder, CEO and Chairman of Men’s Wearhouse, Inc.

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services from high school through college level at 262 locations in 39 states, Puerto Rico, Alberta, British Columbia, the Netherlands, and Mexico, as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu